Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release

Credence Investor Relations Contact:	Credence Editorial Contact:
John Detwiler	Judy Dale
Senior V.P. Finance & CFO	Senior Director, Marketing Communications
510.623.4758 or 510.623.5177 fax	510.492.3118 or 510.623.2524 fax
E-mail: john_detwiler@credence.com	E-mail: judy_dale@credence.com

Credence Reports Results for the Second

Quarter of Fiscal Year 2003

FREMONT, Calif., May 20, 2003—Credence Systems Corporation (Nasdaq: CMOS), a leading provider of test solutions from design-to-production for the worldwide semiconductor industry, today reported financial results for its second fiscal quarter ended April 30, 2003.

Net sales for the second quarter of fiscal 2003 were $42.5 million, an increase of approximately 10 percent from net sales of $38.7 million in the second quarter of fiscal 2002. Net sales increased approximately 16 percent sequentially, from net sales of $36.7 million in the Company’s first fiscal quarter of 2003. The net loss on a GAAP basis for the second quarter of fiscal 2003 was $29.1 million or ($0.46) per share, compared to a net loss of $19.4 million or ($0.32) per share in the second quarter of fiscal 2002. The loss in fiscal 2002 included tax benefits, whereas in fiscal 2003 tax benefits are not being accrued. Incoming orders during the second quarter were $48.0 million with backlog adjustments reducing the net orders for the quarter to $45.4 million, up 12 percent sequentially from $40.4 million in the first quarter of fiscal 2003. The Company’s net book-to-bill ratio for the second fiscal quarter was 1.07.

“As we reported last week, the Company’s results during the second fiscal quarter have been consistent with our expectations, but we remain committed to lowering our cost structure downward to more closely match our current business levels,” said Dr. Graham Siddall, chairman and chief executive officer of Credence Systems Corporation. “We believe we are poised to address the eventual upturn with our broad product portfolio and strong balance sheet. Credence’s mission remains true: To deliver compelling design to test solutions for our customers on a cost effective basis. We realize the industry fundamentals are shifting and in order for us to compete effectively we must continue to find ways of reducing our overhead and associated costs while preserving our ability to deliver leading design to production test technology for our customers.”

Credence Systems Reports Results for Second Quarter of Fiscal Year 2003

“The launch of several new products last year and the completion of the subsequent evaluation period have allowed us to reduce our research and development investment levels,” said Mr. John Detwiler, senior vice president and chief financial officer of Credence. “This decision combined with other consolidation steps now underway, allowed us to reduce our headcount by approximately 173 people or 14 percent of our worldwide workforce this month. In addition, during the quarter we also made the decision to outsource our IT function to IBM-PWC. This process is now underway and we expect it to be completed late third fiscal quarter. We believe this strategy allows us better flexibility in addressing the volatility of our business going forward.”

Dr. Siddall added, “Despite the tough pricing environment, particularly in the higher-end SoC marketplace, our gross margins improved this quarter largely based on an improvement in the mix of products sold. In addition, Credence added 15 new customers this quarter, with particular strength in the ASL 1000 and ASL 3000 product family. We have also managed to place devices into volume production on the Octet as well as win a number of important accounts in competitive situations with our SZ product line.”

Third Quarter 2003 Outlook

Revenue is expected to be in the range of $43 to $46 million, with gross margins relatively comparable to the second fiscal quarter. Bookings are forecasted to increase about 10 percent from those recorded in the second fiscal quarter. The loss per share excluding any tax benefit on a GAAP basis is projected to be in the range of ($0.39) to ($0.41). This guidance does not include any provisions for one-time charges.

Credence Systems Reports Results for Second Quarter of Fiscal Year 2003

Conference Call

Credence will hold a one-hour conference call tomorrow at 1:30 p.m. PDT. Participants will include Dr. Graham Siddall, Credence’s chairman and chief executive officer, Mr. Dave Ranhoff, Credence’s president and chief operating officer, and Mr. John Detwiler, Credence’s senior vice president and chief financial officer.

The call-in number is:

•	Domestic and International: 1-888-813-7826

The replay number is:

•	Domestic: 1-800-633-8284 Passcode: 21140991

•	International: 1-402-977-9140 Passcode: 21140991

Please call 10 minutes prior to the scheduled start time. The replay runs through May 28, 2003, 3:30 p.m. PDT.

Credence’s earnings conference call will also be broadcast simultaneously over the Internet. Please visit www.credence.com to access the call. If you have any questions or comments, please contact Brian Sereda at 510-492-3154.

About Credence

Credence Systems Corporation is changing the future of semiconductor production by integrating test solutions throughout the design, validation and production processes. A leader in the manufacture of automatic test equipment (ATE) for the global semiconductor industry, Credence and its subsidiaries also provide design and test validation solutions as well as advanced photon probing technology that enable faster time-to-market with lower total cost-of-test. Headquartered in Fremont, California, the company is an ISO 9001 certified manufacturer and maintains advanced production and design facilities in Hillsboro, Oregon. More information is available at http://www.credence.com.

Forward-Looking Statements

This release contains statements that are forward looking, including statements regarding the Company’s commitment to lowering costs to match business levels, the Company being poised to address any upturn, reducing costs while continuing to deliver leading designs, expected reductions in research and development levels, the expected completion date for our IT outsourcing, revenue expectations, expectations regarding gross margins, bookings expectations and expected earnings per share. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from the future performance suggested in this release. Such factors include, but are not limited to, cyclicality and downturns in the semiconductor industry, which the company is experiencing, rapid technological change in the ATE market, the Company’s ability to successfully integrate acquisitions, economic and political instability in the Asia Pacific and Middle East regions, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, the Company’s ability to complete the development and commercialization of its new products, product mix, overhead absorption, continued dependence on “turns” orders to achieve revenue objectives, the timing of new technology, product introductions, intellectual property issues, the risk of early obsolescence, the Company’s ability to control and reduce expenses (including the ability to identify and successfully institute additional cost-saving measures) and

Credence Systems Reports Results for Second Quarter of Fiscal Year 2003

unexpected delays in our IT outsourcing project. Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Reference is made to the discussion of risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. Any projections in this release are based on limited information currently available to the Company, which is subject to change. Although any such projections and the factors influencing them will likely change, the Company will not necessarily update the information, since the Company is only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

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Credence is a registered trademark and Credence Systems is a trademark of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

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Credence Systems Reports Results for Second Quarter of Fiscal Year 2003

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended April 30,		Prior Quarter Ended January 31,	Six Months Ended April 30,
	2003	2002	2003	2003	2002
Net sales	$42,501	$38,675	$36,672	$79,173	$73,302
Cost of goods sold – on net sales	27,091	23,795	24,208	51,299	45,261

Gross margin	15,410	14,880	12,464	27,874	28,041
Operating expenses:
Research and development	19,753	20,038	19,496	39,249	40,530
Selling, general & administrative	22,815	22,448	20,566	43,382	44,097
Amortization of purchased goodwill and intangible assets	2,622	5,146	1,590	4,212	10,292
In-process research and development	—	—	1,510	1,510	—
Special charges	—	—	1,392	1,392	—

Total operating expenses	45,190	47,632	44,554	89,745	94,919

Operating income (loss)	(29,780)	(32,752)	(32,090)	(61,871)	(66,878)
Interest and other income	774	2,361	1,927	2,701	5,732

Income (loss) before income taxes	(29,006)	(30,391)	(30,163)	(59,170)	(61,146)
Income taxes (benefit)	115	(10,638)	82	197	(21,402)
Minority interest (benefit)	9	(332)	(81)	(72)	(222)

Net income (loss)	$(29,130)	$(19,421)	$(30,164)	$(59,295)	$(39,522)

Net income (loss) per share
Basic	$(0.46)	$(0.32)	$(0.49)	$(0.94)	$(0.65)

Diluted	$(0.46)	$(0.32)	$(0.49)	$(0.94)	$(0.65)

Number of shares used in computing per share amount
Basic	63,064	60,528	61,145	62,993	60,378

Diluted	63,064	60,528	61,145	62,993	60,378

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Credence Systems Reports Results for Second Quarter of Fiscal Year 2003

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 30, 2003	Prior Quarter January 31, 2003	October 31, 2002 (1)
	(unaudited)	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$39,643	$24,874	$50,192
Short-term investments	60,157	76,527	82,223
Accounts receivable, net	38,741	32,579	32,426
Inventories	105,383	107,394	105,636
Other current assets	32,336	30,061	24,983

Total current assets	276,260	271,435	295,460
Long-term investments	82,055	107,105	109,247
Property and equipment, net	103,871	108,840	112,256
Other assets	98,129	82,941	65,286

Total assets	$560,315	$570,321	$582,249

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$20,178	$17,641	$14,870
Accrued liabilities	39,995	42,417	40,816
Liabilities related to leased products	12,502	—	—
Deferred profits	1,052	2,062	5,724

Total current liabilities	73,727	62,120	61,410
Long-term liabilities – leased products	2,794	—	—
Other liabilities	3,622	820	1,602
Stockholders’ equity	480,172	507,381	519,237

Total liabilities and stockholders’ equity	$560,315	$570,321	$582,249

(1)	Derived from the audited financial statements for the year ended October 31, 2002

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